UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 11, 2014

Care.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36269	20-5785879
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Jones Road, Suite 500
Waltham, MA 02451
(Address of principal executive offices) (Zip Code)
(781) 642-5900
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 11, 2014, John Leahy tendered his resignation as the Chief Financial Officer of Care.com, Inc. (the “Company”), such resignation to be effective on November 29, 2014. Mr. Leahy will assist in the transition of the Chief Financial Officer role until his departure from the Company. Mr. Leahy’s departure is not due to a dispute or disagreement with the Company.
On November 12, 2014, the Company announced the departure of Mr. Leahy from the Company and the appointment of Steve Boulanger as the Company’s Interim Chief Financial Officer, to serve while the Company completes its search process for a permanent Chief Financial Officer. Mr. Boulanger’s appointment as Interim CFO will be effective immediately following Mr. Leahy’s departure. As of that date, Mr. Boulanger will assume the duties of the Company’s principal financial officer and principal accounting officer until such time as his successor is appointed, or until his earlier resignation or removal. There are no reportable family relationships or related person transactions involving the Company and Mr. Boulanger.
Mr. Boulanger, age 58, most recently served as Chief Financial Officer of Nasuni Corporation, a provider of enterprise storage solutions, from March 2014 to October 2014. Prior to that, Mr. Boulanger served as Chief Financial Officer of Care.com, from February 2007 to April 2013. Before joining Care.com, Mr. Boulanger served as CFO of several companies over a period of almost 20 years, including Tagsys RFID Group, Engim, OpenPages, iWant.com, Cimaron Communications, and FASTech Integration. Mr. Boulanger holds an AB in Economics from Dartmouth College and an MBA from Harvard Business School.
Pursuant to the terms of an offer letter between Mr. Boulanger and the Company, Mr. Boulanger will receive an annual base salary of $283,000. Mr. Boulanger has not been granted any equity awards and will not be eligible to participate in the Company’s cash bonus program in connection with his interim role.
A copy of the press release announcing Mr. Leahy’s departure and Mr. Boulanger’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:
	99.1	Press Release issued by the Company on November 12, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2014	By:	/s/ Diane Musi
Diane Musi
General Counsel

Exhibit Index

Exhibit Number	Exhibit Title or Description

99.1	Press release issued by the Company on November 12, 2014